Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY ANNOUNCES THE CLOSING OF DELAWARE BASIN ACQUISITION

NET ACREAGE POSITION INCREASES TO OVER 19,000 ACRES

SAN ANTONIO, TEXAS – March 19, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico announced today that it has closed the previously announced purchase and sale agreement to acquire approximately 2,798 net acres in southeastern New Mexico in the Delaware Basin (the “Acquisition”). Aggregate consideration for the Acquisition is ~$65 million, consisting of $40 million in cash and ~$25.3 million (1) consisting of ~ 6.9 million shares of common stock.

“We are pleased to announce the closing of this transaction. This strategic transaction enhances our overall position in the Northern Delaware Basin, provides the Company substantial critical mass in a contiguous area surrounding our existing New Mexico properties and increases our net acreage position closer to our 2018 goal of 20,000 net acres. The acquisition also provides the Company with multiple locations and benches for drilling, including a substantial number of longer laterals. We intend to drill four wells in New Mexico under our current 2018 budget, targeting the Wolfcamp A and XY, including two longer lateral wells. We are also reviewing expanding that activity with additional longer lateral length wells in 2018 and 2019,” said Ron Ormand, Lilis' Executive Chairman.

“The overall plan for 2018 is to focus on delineation and de-risking of our acreage position through the development of our eastern acreage in Texas. In addition, we intend to continue drilling out and proving up additional benches throughout our acreage, including the Wolfcamp A, B, and XY and the 2nd and 3rd Bone Springs. We have enhanced our growth prospects for 2018 and beyond with the addition of this acreage and our delineation program should further demonstrate the value of our acreage,” Mr. Ormand concluded.

Acquisition Highlights

▪	Approximately 2,798 overlapping (84% operated) and contiguous net acres in Lea County, New Mexico;
▪	Largely contiguous acreage block adds more than 150 net locations (2)
▪	Potential targets in the Wolfcamp A, Wolfcamp XY, Wolfcamp B and 2nd and 3rd Bone Spring zones, along with further upside from additional benches;
▪	Adds ~72 gross locations suitable for longer lateral developments of 1½ mile plus laterals
▪	~1,200 net locations across the combined acreage position
▪	Over ~70% of the acreage being HBP, providing the ability to control timing of development
▪	Average adjusted per acre cost of ~$17,274 (3) with net production of 425 Boepd for the year ended December 31, 2017;

(1)	Based on closing price of $3.65, a minimum issuance price of $4.25 per price and 6,940,722 shares of Lilis common stock issued
(2)	Assumes 48 gross wells per section (640 acre section)
(3)	Based on $40,000 per flowing Boe/d

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, risks related to the consummation of the Acquisition and the Company’s ability to achieve the anticipated benefits of the Acquisition; the Company’s ability to finance its continued exploration, drilling operations and working capital needs; the Company’s anticipated future cash flows and ability to access other sources of liquidity; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31